Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT: Anna E. Torma

(512) 433-5312

FORESTAR ANNOUNCES CFO TRANSITION

AUSTIN, TEXAS, October 2, 2015 — Forestar Group Inc. (NYSE: FOR) today announced that Christopher L. Nines, Chief Financial Officer, stepped down September 30, 2015. The Board of Directors has named Charles D. Jehl, Executive Vice President — Oil & Gas, as Chief Financial Officer. Mr. Jehl served as Forestar’s Chief Accounting Officer from 2006 to 2013, and prior to joining Forestar was Chief Operations Officer and Chief Financial Officer of Guaranty Insurance Services, Inc.

“I would like to thank Chris Nines for his dedicated service to Forestar, including his stewardship of the company’s finances during some extremely challenging market conditions,” said Phillip J. Weber, Chief Executive Officer. “I wish Chris the very best in his future endeavors.”

“Chuck has made many significant contributions to Forestar, most recently in the form of meaningful cost reductions and increased efficiencies in the company’s oil and gas segment. Chuck brings over 24 years of financial management and leadership experience into his new role as Chief Financial Officer. I am confident Chuck will do an outstanding job for Forestar and its stockholders.”

About Forestar Group

Forestar Group Inc. operates in three business segments: real estate, oil and gas and other natural resources. At second quarter-end 2015, the real estate segment owns directly or through ventures over 111,000 acres of real estate located in 11 states and 14 markets in the U.S. The real estate segment has 11 real estate projects representing approximately 24,400 acres currently in the entitlement process, and 76 entitled, developed and under development projects in ten states and 13 markets encompassing over 10,700 acres, comprised of over 17,600 planned residential lots and approximately 1,900 commercial acres. The oil and gas segment includes approximately 935,000 net acres of oil and gas mineral interests, with approximately 590,000 acres of fee ownership located principally in Texas, Louisiana, Georgia, and Alabama, and approximately 345,000 net acres of leasehold interests principally located in Nebraska, Kansas, Oklahoma, North Dakota and Texas. These leasehold interests include about 9,000 net mineral acres in the core of the prolific Bakken and Three Forks formations. The other natural resources segment includes sale of wood fiber and management of our recreational leases, and approximately 1.5 million acres of groundwater resources, including a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 20,000 acres of groundwater leases in central Texas. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including but not limited to: general economic, market, or business conditions; changes in commodity prices; opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit rates or availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.